Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 27, 2017 on the balance sheets of Syndicated Resorts Association, Inc. (formerly Royale Associates, LLC) as of December 31, 2016 and 2015 and the related statements of operations, members’ equity (deficit) and cash flows for the years then ended and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ BF Borgers CPA PC
BF Borgers CPA PC
Lakewood, CO
December 28, 2017